Exhibit 10.1

LIVANOVA PLC

TRUI HEBBELINCK

SERVICE AGREEMENT

1

THIS AGREEMENT is made on the 2nd day of January 2019
BETWEEN

(1)	LIVANOVA PLC, a company registered in England with registered number 09451374 and having its registered office at 20 Eastbourne Terrace, London W2 6LG, United Kingdom (the “Company”); and

(2)	TRUI HEBBELINCK, residing at 19 Clifton Road, Chesham Bois HP6 5PP, Buckinghamshire, United Kingdom (the “Executive”).
BACKGROUND
The Company wishes to employ the Executive as Chief Human Resources Officer on the terms and conditions of this Agreement and the Executive wishes to accept such employment.
IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Agreement, unless the context otherwise requires:

“Basic Salary”	means the salary, as specified in Clause 6.1.1 or, as appropriate, the reviewed annual salary from time to time;
“Board”
means the Board of Directors of the Company from time to time or any duly authorised committee thereof, or where the relevant powers have been reserved to the Company’s members, its members from time to time;

“Compensation Committee”	means the compensation committee appointed by the Board;
“Confidential Information”
means all information which is identified or treated by the Company or any Group Company or any of the Group’s clients or customers as confidential or which by reason of its character or the circumstances or manner of its disclosure is evidently confidential including (without prejudice to the foregoing generality) any information about the personal affairs of any of the directors (or their families) of the Company or any Group Company, business plans, proposals relating to the acquisition or disposal of a company or business or proposed expansion or contraction of activities, maturing new business opportunities, research and development projects, designs, secret processes, trade secrets, product or services development and formulae, know-how, inventions, sales statistics and forecasts, marketing strategies and plans, costs, profit and loss and other financial information (save to the extent published in audited accounts), prices and discount structures and the names, addresses and contact and other details of: (a) employees and their terms of employment; (b) customers and potential customers, their requirements and their terms of business with the Company/Group; and (c) suppliers and potential suppliers and their terms of business (all whether or not recorded in writing or in electronic or other format);

“Employment”	means the employment of the Executive under this Agreement or, as the context requires, the duration of that employment;
“Group”
means together or separately the Company, any holding company of the Company and any subsidiaries and subsidiary undertakings of the Company or any such holding company (and the words “subsidiary” and “holding company” shall have the meanings given to them in section 1159 of the Companies Act 2006 and “subsidiary undertaking” shall have the meaning given in section 1162 of the Companies Act 2006) from time to time;

“Group Company”	means any company within the Group;
“Health Care Scheme”
means the medical expenses insurance, permanent health insurance (“PHI”), critical illness insurance or other healthcare or disability scheme(s) or arrangement(s) as may be provided or introduced from time to time by the Company (at the Company’s discretion) for the benefit of executives in the Group;

“Intellectual Property Rights”
means any and all existing and future intellectual or industrial property rights in and to any Works (whether registered or unregistered), including all existing and future patents, copyrights, design rights, database rights, trade marks, semiconductor topography rights, plant varieties rights, internet rights/domain names, know-how and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing in and to any Works;

“Minority Holder”
means a person who either solely or jointly holds (directly or through nominees) any shares or loan capital in any company whose shares are listed or dealt in on a recognised investment exchange (as that term is defined by section 285 Financial Services and Markets Act 2000) provided that such holding does not, when aggregated with any shares or loan capital held by the Executive’s partner and/or her or her partner’s children under the age of 18, exceed 3% of the shares or loan capital of the class concerned for the time being issued;

“Share Incentives”	means any options or other rights that the Executive may have to purchase, hold or otherwise acquire shares or rights in respect of or relating to shares in the Company or a Group Company;
“Termination Date”	means the date of termination of the Employment;
“Works”
means any documents, materials, models, designs, drawings, processes, inventions, formulae, computer coding, methodologies, know-how, Confidential Information or other work, performed made, created, devised, developed or discovered by the Executive in the course of the Employment (and which relate to, or are reasonably capable of being used in the business of the Company or any Group Company) either alone or with any other person in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use therein or in connection therewith.

1.2	Interpretation and Construction
Save to the extent that the context or the express provisions of this Agreement require otherwise, in this Agreement:

(a)	words importing the singular shall include the plural and vice versa;

(b)	words importing any gender shall include all other genders;

(c)	words importing the whole shall be treated as including reference to any part of the whole;

(d)	any reference to a Clause, the Schedule or part of the Schedule is to the relevant Clause, Schedule or part of the Schedule of or to this Agreement unless otherwise specified;

(e)
reference to this Agreement or to any other document is a reference to this Agreement or to that other document as modified, amended, varied, supplemented, assigned, novated or replaced from time to time;

(f)
reference to a provision of law is a reference to that provision as extended, applied, amended, consolidated or re-enacted or as the application thereof is modified from time to time and shall be construed as including reference to any order, instrument, regulation or other subordinate legislation from time to time made under it;

(g)
references to a “person” includes any individual, firm, company, corporation, body corporate, government, state or agency of state, trust or foundation, or any association, partnership or unincorporated body (whether or not having separate legal personality) or two or more of the foregoing;

(h)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and “including”, “include” and “in particular” shall be construed without limitation; and

(i)	the meaning of any words coming after “other” or “otherwise” shall not be constrained by the meaning of any words coming before “other” or “otherwise where a wider construction is possible.

1.3	Headings
The table of contents and the headings in this Agreement are included for convenience only and shall be ignored in construing this Agreement.

2.	THE EMPLOYMENT

2.1	Appointment
Subject to the provisions of this Agreement, the Company employs the Executive and the Executive accepts employment as Chief Human Resources Officer of the Company. The Employment will commence on 18 March 2019.

2.2	Work Permits and warranty

2.2.1
The Executive warrants to the Company that by virtue of entering into this Agreement she will not be in breach of any express or implied obligation to any third party, including any restrictive covenants.

2.2.2
The Executive warrants that she is legally entitled to work in the United Kingdom, or will undertake such steps as are necessary to become legally entitled to work in the United Kingdom, as soon as reasonably possible, and will throughout the Employment thereafter continue to hold a valid United Kingdom work permit if appropriate. The Executive warrants that she will notify the Company in advance of any possible change to her immigration status, as soon as she becomes aware of any circumstances that might give rise to such change. Should the Company discover that the Executive does not have permission to live and work in the United Kingdom or if any such permission is revoked, the Company reserves the right to terminate the Employment immediately and without notice or pay in lieu of notice and without referring to the warning stages of the Company’s disciplinary procedure.

3.	DURATION OF THE EMPLOYMENT

3.1	Continuous Employment

3.1.1	The Executive’s continuous period of employment with the Company will commence on the commencement date of the Employment as set out in Clause 2.1.

3.1.2	No employment with any previous employer shall count as part of the Executive’s continuous period of employment.

3.2	Duration and Notice
Subject to the provisions of Clauses 3.3 and 17.1, the Employment shall continue unless and until terminated at any time by:

(a)	the Company, which must give to the Executive not less than twelve months’ prior written notice of termination of the Employment; or

(b)	the Executive, who must give to the Company not less than twelve months’ prior written notice of termination of the Employment.

3.3	Payment in lieu of notice

3.3.1
The Company shall be entitled, at its sole discretion, to terminate the Employment immediately at any time by giving the Executive notice in writing. In these circumstances, the Company will subsequently make a payment to the Executive in lieu of notice, calculated in accordance with the provisions of Clauses 3.3.3 and 3.3.4 (the payment being referred to as a “Notice Payment”).

3.3.2
For the avoidance of doubt, the Company is not obliged exercise its right to terminate the Employment and to make a Notice Payment in accordance with clause 3.3.1 above so long as it continues to employ the Executive throughout the Notice Period. If the Company shall decide not to make a Notice Payment, the Executive shall not be entitled to enforce a Notice Payment as a contractual debt nor as liquidated damages.

3.3.3
The Notice Payment will be paid less all deductions that are required or permitted by law to be made including in respect of income tax, national insurance contributions and any sums due to the Company or any Group Company.

3.3.4
Subject to the terms of Clause 3.4, the Notice Payment will consist of a sum equivalent to the Basic Salary which the Executive would have received in respect of any notice period outstanding on the Termination Date, but will exclude any bonus, commission share of profit, pension contributions and any other benefits (including any benefits derived from any Share Incentives) that she would have received or would have accrued to her during that period.

3.3.5
The Notice Payment is in full and final settlement of all and any rights and claims that the Executive may have against the Company arising out of the termination of her employment (including both contractual and statutory employment claims), excluding any amounts accrued and due to the Executive on the Termination Date. The Executive agrees to waive, release and discharge any and all such rights and claims and acknowledges that it is a condition of the payment of the Notice Payment that she will execute a settlement agreement (and any other documents reasonably required by the Company) in a form reasonably acceptable to the Company in order to give effect to the release and waiver in this Clause 3.3.

3.4	Payment in instalments

3.4.1
The Company may, at its sole discretion and subject to the terms of Clause 3.4.2, pay the Notice Payment in equal monthly instalments over a period of twelve months (the “Instalment Period”), the first instalment payable at the end of the month in which the Termination Date occurs.

3.4.2
If the Executive commences alternative employment during the Instalment Period then the gross instalments of Notice Payment payable after that date will be reduced by a sum equal to the gross amount of the Executive’s basic salary from the alternative employment.

3.4.3
If the Executive obtains alternative employment that is to commence during the Instalment Period she will immediately advise the Company of that fact and of her gross monthly salary from that employment. If the Executive fails to comply with this obligation, then from the date the Executive commences alternative employment, the Executive shall have no further entitlement to any payment of Notice Payment.

4.	HOURS AND PLACE OF WORK

4.1	Hours of work
The Executive agrees that she shall work normal business hours together with such additional hours as are necessary for the proper performance of her duties. No payment will be made for any additional hours worked by the Executive.

4.2	Working Time Regulations

4.2.1	The Executive has autonomous decision making powers. The duration of her working time is not measured or predetermined.

4.3	Place of work

4.3.1
The Executive’s place of work, on her obtainment of the necessary work permit and visa according to the U.K. immigration legislation, will initially be at the Company’s offices at 20 Eastbourne Terrace, W2 6LG London, but the Company may require the Executive to work at any other location within or outside the U.K. for such periods as the Company may from time to time require. The Executive will be given reasonable notice of any change in her permanent place of work.

4.3.2	The Executive will not be required to be absent from the United Kingdom for a period exceeding one month at any one time.

5.	SCOPE OF THE EMPLOYMENT

5.1	Duties of the Executive
During the Employment the Executive shall:

(a)
undertake and carry out to the best of her ability such duties and exercise such powers in relation to the Group’s business as may from time to time be assigned to or vested in her by the Board including where those duties require the Executive to work for any Group Company;

(b)
in the discharge of those duties and the exercise of those powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and promptly upon request, give a full account to the Board or a person duly authorised by the Board of all matters with which she is involved. She will provide the information in writing if requested;

(c)	comply with the Articles of Association (as amended from time to time) of any Group Company of which she is a director;

(d)	ensure compliance with the U.K. Corporate Governance Code, as applicable from time to time;

(e)	act in accordance with all statutory, fiduciary and common law duties that she owes to the Company and any Group Company;

(f)	refrain from doing anything that would cause her to be disqualified from acting as a director;

(g)
use reasonable endeavours to do, or refrain from doing, such things as are necessary or expedient to ensure compliance by herself and any Group Company with applicable law and regulations and all other regulatory authorities relevant to any Group Company and any codes of practice issued by any Group Company (as amended from time to time);

(h)	unless prevented by ill-health, holidays or other unavoidable cause, devote the whole of her working time, attention and skill to the discharge of her duties under this Agreement;

(i)	faithfully and diligently perform her duties and at all times use her best endeavours to promote and protect the interests of the Group;

(j)
promptly disclose to the Board, to the extent of the Executive’s knowledge thereof, full details of any wrongdoing by the Executive or any other employee of any Group Company where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company;

(k)	not incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised by the Company or by resolution of the Board from time to time; and

(l)
not enter into on behalf of the Company or any Group Company any commitment, contract or arrangement which is otherwise than in the normal course of the Company's or the relevant Group Company's business or is outside the scope of her normal duties or authorisations or is of an unusual or onerous or long-term nature.

5.2	Directorships and Directors and Officers insurance

5.2.1
The Executive may be required to act as a director of the Company and other Group Companies (either executive or non-executive) as the Board requires from time to time. The Company reserves the right on giving written notice to the Executive to terminate any office of directorship immediately at any time.

5.2.2
The Company shall for the duration of the Employment and for a period of not less than six calendar years following the Termination Date, maintain directors’ and officers’ insurance for the benefit of the Executive in respect of those liabilities which she may incur as a director or officer of the Company or any Group Company and for which such insurance is normally available.

5.3	Right to suspend duties and powers

5.3.1
The Company reserves the right in its absolute discretion to suspend all or any of the Executive’s duties and powers on terms it considers expedient or to require her to perform only such duties, specific projects or tasks as are assigned to her expressly by the Company (including the duties of another position of equivalent status) in any case for such period or periods and at such place or places (including, without limitation, the Executive’s home) as the Company in its absolute discretion deems necessary (the “Garden Leave”). During any period of Garden Leave the terms and conditions set out in this Agreement shall continue to apply to the Executive.

5.3.2	The Company may, at its sole discretion, require that during the Garden Leave the Executive shall not:

(a)	enter or attend the premises of the Company or any Group Company;

(b)	contact or have any communication with any client or prospective client or supplier of the Company or any Group Company in relation to the business of the Company or any Group Company;

(c)	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any Group Company in relation to the business of the Company or any Group Company;

(d)	remain or become involved in any aspect of the business of the Company or any Group Company except as required by such companies; or

(e)	work either on her own account or on behalf of any other person.

5.3.3	During Garden Leave, the Executive will continue to receive her Basic Salary and benefits but will not accrue any bonus, commission or share of profit.

5.3.4	For the avoidance of doubt, the Company may exercise its powers under this Clause 5.3 at any time during the Employment including after notice of termination has been given by either party.

5.4	Joint appointments
The Company shall be at liberty to appoint any other person or persons to act jointly with the Executive in any position to which she may be assigned from time to time.

6.	REMUNERATION

6.1	Basic Salary

6.1.1
During the Employment the Company shall pay the Executive a Basic Salary of not less than £270,000 per annum. The Basic Salary shall accrue from day to day and be payable by credit transfer in equal monthly instalments in arrears on or around the last day of each calendar month or otherwise as arranged from time to time.

6.1.2
The Basic Salary shall be inclusive of all director’s fees (if any) to which the Executive may become entitled including all remuneration and director’s fees in respect of services rendered by the Executive to any Group Company.

6.2	Salary review

The Basic Salary shall be reviewed annually, the first review to take effect following the first Compensation Committee quarterly meeting of each calendar year commencing in 2020, however the Compensation Committee is not obliged to increase the Basic Salary at any review.

6.3	Discretionary bonus

6.3.1
The Company will, subject to the approval of the Compensation Committee, pay the Executive a bonus in respect of each financial year of the Company (the “Bonus”). The Executive’s target bonus is a sum equal to 55% of her Basic Salary for that financial year. The terms and amount of this bonus (and whether it is paid in cash or in other forms, such as shares or share options) will be approved from time to time and notified to the Executive by the Compensation Committee in its sole discretion.

6.3.2
The actual amount of any Bonus payable will be determined by reference to the Compensation Committee in its sole discretion and will be determined by the achievement of Company performance objectives or personal performance objectives or both Company and personal performance objectives. The Board will determine appropriate performance targets at the beginning of each financial year. The Bonus will be paid by the Company after receipt by it of the audited financial statements of the Company for the financial year in question.

6.3.3
The Bonus will only be paid if the Executive is in Employment (and has not received or served notice of termination of employment) at the date the Bonus is due for payment. Upon the termination of the Executive’s employment or (if earlier) upon either party giving notice under Clause 3 or the Company exercising its rights under Clause 17, the Executive will have no rights as a result of this Agreement or any alleged breach of it to any compensation under or in respect of any Bonus. For the avoidance of doubt, the Bonus will not accrue, nor will the Executive have any legitimate expectation as to the size or form of the Bonus, until the Company pays it to her. There are no circumstances whether in reliance on express or implied terms or otherwise where the Executive can require pay out of a particular sum or payment in a particular form or claim compensation for loss of such a Bonus.

6.4	Signing bonus
In respect of the Executive’s agreement to execute this Agreement, the Company will pay the Executive a signing bonus in the amount of £45,000 with payment of the Executive’s first monthly instalment of Basic Salary.

6.5	Corporate Governance
All payments and/or benefits payable to the Executive are subject to and conditional upon: (i) the terms of applicable law, regulation and governance codes that regulate or govern executive pay from time to time; and (ii) the consent of the shareholders of the Company, as appropriate as determined by the Board (together “Remuneration Governance”). The Company reserves the right to amend, reduce, hold back, defer, claw back and alter the structure of any payments and benefits payable to the Executive in order to comply with Remuneration Governance.

7.	EXPENSES

7.1	Out-of-pocket expenses

The Company shall reimburse to the Executive (against receipts or other appropriate evidence as the Board may require) the amount of all out-of-pocket expenses reasonably and properly incurred by her in the proper discharge of her duties hereunder to the extent that such expenses are incurred in accordance with the Company’s business expenses policy from time to time.

7.2	Company credit/charge cards
In the event that the Company issues a Company sponsored credit or charge card to the Executive, she shall use such card only for expenses reimbursable under Clause 7.1 and shall return it to the Company when so requested and in any event immediately on termination of the Employment howsoever arising.

8.	DEDUCTIONS
The Executive agrees that the Company may deduct from any sums due to her under this Agreement any sums due by her to the Company including, without limitation, any debits to her Company credit or charge card not authorised by the Company, the Executive’s pension contributions (if any), any overpayments, loans or advances made to her by the Company, the cost of repairing any damage or loss to the Company’s property caused by her and any losses suffered by the Company as a result of any negligence or breach of duty by the Executive.

9.	COMPANY CAR

9.1	Car allowance
The Executive may use her own vehicle or rent a vehicle for the Company’s business, in which case she will be paid a car allowance of £1,100 per month towards this cost. The car allowance will be subject to deduction of tax and National Insurance contributions.

10.	PENSION SCHEME

10.1	The Scheme

10.1.1
The Executive is eligible to join the Company’s pension scheme (the “Scheme”), subject to its rules in force from time to time. Details of the Scheme are available from the Company. Pursuant to the Scheme, the Company will make an annual contribution to the Scheme in respect of the Executive equal to 15% of the Executive’s annual gross salary and bonus payments, excluding other payments such as the car allowance. The contribution shall be paid to the Scheme at such time or times during the year as the Company shall decide at its discretion.

10.1.2	A copy of the current explanatory booklet giving details of the Scheme is available from the HR department.

10.1.3	The Scheme is not a contracted-out scheme for the purposes of the Pension Schemes Act 1993.

10.2	Company’s right to amend and terminate

10.2.1	The Company may at any time terminate the Scheme or the Executive’s membership of it subject to providing her with membership of an equivalent pension scheme.

11.	OTHER INSURANCE & BENEFITS

11.1	Health Care Scheme

Without prejudice to the terms of Clauses 3 and 17, the Executive (and her spouse and children in respect of private medical insurance) shall be entitled during the Employment, to participate in any Health Care Scheme subject to the following terms and conditions:

(a)
the Executive’s (and her family’s participation as applicable) is subject to the Company’s rules regarding eligibility and the rules, terms and conditions of the relevant Scheme, both in force from time to time, copies of which shall be available from Human Resources;

(b)
the Company reserves the right to terminate the Executive’s (or her family’s, as applicable) or the Company’s participation in any of the Schemes, substitute a new scheme for an existing Scheme and/or alter the level or type of benefits available under any Scheme;

(c)
if a scheme provider (e.g. an insurance company or pensions provider) refuses for any reason (whether under its own interpretation of the rules, terms and conditions of the relevant insurance policy or otherwise) to accept a claim and/or provide the relevant benefit(s) to the Executive (or her family) under the applicable Scheme, the Company shall not be liable to provide (or compensate the Executive for the loss of) such benefit(s) nor shall it be obliged to take action against the provider to enforce any rights under the Scheme;

(d)
the fact that the termination of the Employment under Clauses 3 and 17 may result in the Executive or her family ceasing to be eligible to receive or continue to receive benefits under any Scheme does not remove the Company’s right to terminate the Employment; and

(e)	the Executive’s acceptance of such variations to her terms and conditions of employment as may from time to time be required by the Company.

11.2	Payments

11.2.1	All payments under the Schemes will be subject to the deductions required by law.

11.2.2
Where payments are made under a PHI scheme or critical illness scheme, all other payments or benefits provided to or in respect of the Executive will cease from the start of those payments (if they have not done so already), unless the Company is fully reimbursed by the relevant insurance provider for the cost of providing the benefit.

11.3	Medical examinations
At any reasonable time during the Employment the Company may require the Executive to undergo a medical examination by a medical practitioner appointed by the Company and at the Company’s expense. The Executive will consent to such examination and to the results being made available to the Company.

12.	HOLIDAYS

12.1	The holiday year
The Company’s holiday year runs from 1st January to 31st December. Holidays can only be taken with the prior permission of the Chief Executive Officer of the Company.

12.2	Annual entitlement

12.2.1
The Executive’s annual entitlement to paid holidays is to those public or customary holidays recognised by the Company in any holiday year of which there are eight in total and in addition 24 contractual days holiday. In addition, the Executive shall be entitled to one additional day of holiday per year of continuous service (assessed as at 1st January each year) up to a maximum of five additional days.

12.2.2
Entitlement to contractual holidays is accrued pro rata throughout the holiday year. The Executive will be entitled to take public and customary holidays on the days that they are recognised by the Company during the holiday year.

12.2.3	The Executive is not entitled to carry any unused holiday entitlement forward to the next holiday year without the permission of the Company.

12.3	Holiday entitlement on termination

12.3.1
Upon notice of termination of the Employment being served by either party, the Company may require the Executive to take any unused holidays accrued in the holiday year in which the termination takes place at that time during any notice period. Alternatively, the Company may, at its discretion, on termination of the Employment, make a payment in lieu of accrued contractual holiday entitlement.

12.3.2
The Executive will be required to make a payment to the Company in respect of any holidays taken in excess of her holiday entitlement accrued at the Termination Date. Any sums so due may be deducted from any money owing to the Executive by the Company.

13.	ABSENCE

13.1	Absence due to sickness or injury

13.1.1	If the Executive is absent from work due to sickness or injury she shall:

(a)	immediately inform the Company of her sickness or injury; and

(b)
in respect of absence due to sickness, injury or accident that continues for more than seven consecutive days (including weekends), provide the Company with a note of fitness to work stating the reason for the absence. Thereafter notes of fitness to work must be provided to the Company to cover the remainder of the period of continuing sickness absence.

13.1.2	Failure to follow the requirements referred to in Clause 13.1.1 may result in disciplinary action and loss of Statutory Sick Pay and/or Company Sick Pay pursuant to Clause 13.2.

13.2	Payment of salary during absence

13.2.1
Subject to the Executive complying with the terms of Clause 13.1.1, the Company may, at its sole discretion, continue to pay Basic Salary during any period of absence due to sickness or injury for up to a maximum of six months in any period of twelve consecutive months (the twelve month period being referred to as the “Entitlement Period”) unless the Employment is terminated in terms of Clauses 3 or 17.1. The first Entitlement Period will begin on the first day of absence and any subsequent Entitlement Period will start on the first day of any absence occurring outside an enduring Entitlement Period.

13.2.2	Payment of the Basic Salary in terms of Clause 13.2.1 shall be made less:

(a)	an amount equivalent to any Statutory Sick Pay payable to the Executive;

(b)	any sums which may be received by the Executive under any insurance policy effected by the Company; and

(c)	any other benefits or sums which the Executive receives, such as under a PHI or other insurance scheme, in terms of the Employment or under any relevant legislation.

13.3	Absence caused by third party negligence
If the Executive’s absence is caused by the negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company during the period of absence in terms of Clause 13.2 shall constitute loans to the Executive who shall:

(a)	notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded; and

(b)	if the Company so requires, refund to it an amount determined by the Company, not exceeding the lesser of:

(i)	the amount of damages recovered by her in respect of loss of earnings during the period of absence under any compromise, settlement or judgment; and

(ii)	the sums advanced to her by the Company in respect of the period of incapacity.

14.	RESTRICTIONS DURING EMPLOYMENT

14.1	Disclosure of other interests
The Executive shall disclose to the Company any interest of her own (or that of her partner or of any child of her or of her partner under eighteen years of age):

(a)	in any trade, business or occupation whatsoever which is in any way similar to any of those in which the Company or any Group Company is involved; and

(b)	in any trade, business or occupation carried on by any supplier or customer of the Company or any Group Company whether or not such trade, business or occupation is conducted for profit or gain.

14.2	Restrictions on other activities and interests of the Executive

14.2.1
During the Employment the Executive shall not at any time, without the prior written consent of the Board, either alone or jointly with any other person, carry on or be directly or indirectly employed, engaged, concerned or interested in any business, prospective business or undertaking other than a Group Company. Nothing contained in this Clause 14.2.1 shall preclude the Executive from being a Minority Holder unless the holding is in a company that is a direct business competitor of the Company or any Group Company in which case, the Executive shall obtain the prior consent of the Board to the acquisition or variation of such holding.

14.2.2	If the Executive, with the consent of the Board, accepts any other appointment, she must keep the Company accurately informed of the amount of time she spends working under that appointment.

14.3	Transactions with the Company
Subject to any regulations issued by the Company, the Executive shall not be entitled to receive or obtain directly or indirectly any discount, rebate, commission or any other form of gift or gratuity (any of these referred to as a “Gratuity”) as a result of the Employment or any sale or purchase of goods or services effected or other business transacted (whether or not by her) by or on behalf of the Company or any Group Company and if she (or any person in which she is interested) obtains any Gratuity she shall account to the Company for the amount received by her (or a due proportion of the amount received by the person having regard to the extent of her interest therein).

14.4	Dealing in securities
The Executive shall comply with every rule of law (including but not limited to the United States Securities Laws and the insider dealing provisions contained in Part V of the Criminal Justice Act 1993), to the extent applicable to the Company, the U.K. Financial Conduct Authority’s listing rules’ Model Code for transactions in securities by directors of listed companies, certain employees and persons connected with them, and every policy and regulation of the Company for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company. Under Rule 4 of the Model Code, the person to whom notice should be given and from whom acknowledgement must be received before the Executive may deal in securities shall be the Company Secretary of the Company from time to time or such other person as shall be notified to the Executive. The Executive also acknowledges that under the provisions of the Model Code the Executive must seek to ensure compliance with the Model Code by persons connected with the Executive (within the meaning of section 96B and Schedule 11B of the Financial Services and Markets Act 2000) including, without limitation, the Executive's spouse and dependent children, and by investment managers acting on the Executive’s behalf or on behalf of connected persons. The Executive undertakes to procure that dealings by or on behalf of such persons are in compliance with the Model Code and the United States Securities Laws.

14.5	Compliance with the code on Corporate Governance
The Executive shall comply, to the extent that the Board considers appropriate for a company the size of the Company, with the provisions of “The U.K. Corporate Governance Code” a corporate governance code issued by the Financial Reporting Council (as amended from time to time).

15.	CONFIDENTIALITY AND COMPANY DOCUMENTS

15.1	Restrictions on disclosure and use of Confidential Information
The Executive must not either during the Employment (except in the proper performance of her duties) or at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person;

(b)	use for her own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, cause any unauthorised disclosure of;
any Confidential Information. The Executive must at all times use her best endeavours to prevent publication or disclosure of any Confidential Information. These restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Executive.

15.2	Protection of Company documents and materials

All notes, records, lists of customers, suppliers and employees, correspondence, computer and other discs or tapes, data listings, codes, keys and passwords, designs, drawings and other documents or material whatsoever (whether made or created by the Executive or otherwise and in whatever medium or format) relating to the business of the Company or any Group Company or any of its or their clients (and any copies of the same):

(a)	shall be and remain the property of the Company or the relevant Group Company or client; and

(b)	shall be handed over by the Executive to the Company or the relevant Group Company or client on demand by the Company and in any event on the termination of the Employment;
provided that following the termination of the Employment, the Executive shall be provided with reasonable access to Board Minutes and agendas of the Company or any Group Company relating to a period during which she was a director of the Company or such Group Company that shall nevertheless remain confidential.

15.3	Exceptions to confidentiality restrictions

15.3.1
Nothing in the Agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any U.S. agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of U.S. federal law or regulation. The Executive does not need the prior authorization of the Company or any employee of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that she has made such reports or disclosures.

15.3.2	Pursuant to the U.S. Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge that:

(a)
An individual may not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)
Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

16.	INVENTIONS AND OTHER WORKS

16.1	Executive to further interests of the Company
The Company and the Executive agree that the Executive may make or create Works during the Employment and agree that in this respect the Executive is obliged to further the interests of the Company and any Group Company.

16.2	Disclosure and ownership of Works

The Executive must immediately disclose to the Company all Works and all Intellectual Property Rights. Both the Works and all Intellectual Property Rights will (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

16.3	Protection, registration and vesting of Works
The Executive shall immediately on request by the Company (whether during or after the Employment) and at the expense of the Company:

(a)
apply or join with the Company or any Group Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

(b)
execute all instruments and do all things necessary for vesting all Intellectual Property Rights or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or such Group Company or other person as the Company may nominate; and

(c)
sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Intellectual Property Rights or Protection.

16.4	Waiver of rights by the Executive
The Executive hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which she may have in the Works, in whatever part of the world such rights may be enforceable including:

(a)	the right conferred by section 77 of that Act to be identified as the author of any such Works; and

(b)	the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

16.5	Power of Attorney
The Executive hereby irrevocably appoints the Company to be her attorney and in her name and on her behalf to execute any such act and to sign all deeds and documents and generally to use her name for the purpose of giving to the Company the full benefit of this Clause. The Executive agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

16.6	Statutory rights
Nothing in this Clause 16 shall be construed as restricting the rights of the Executive or the Company under sections 39 to 43 Patents Act 1977.

17.	TERMINATION

17.1	Termination events

Notwithstanding any other provision of this Agreement, the Company shall be entitled, but not bound, to terminate the Employment with immediate effect by giving to the Executive notice in writing at any time after the occurrence of any one or more of the following events:

(a)	if the Executive is guilty of any gross misconduct or behaviour which tends to bring herself or the Company or any Group Company into disrepute; or

(b)
if the Executive commits any material or persistent breach of this Agreement (in the case of a non-material persistent breach, having been given notice in writing of the breach and a reasonable opportunity to rectify the breach) or fails to comply with any reasonable order or direction of the Board; or

(c)
if the Executive fails to perform her duties to the reasonable satisfaction of the Board (having been given notice in writing of: (i) the areas of underperformance, (ii) the improvements in performance that are reasonably required by the Board; and (iii) a reasonable period of time to make the necessary improvements in performance; or

(d)	if she becomes insolvent or bankrupt or compounds with or grants a trust deed for the benefit of her creditors; or

(e)
if her behaviour (whether or not in breach of this Agreement) can reasonably be regarded as materially prejudicial to the interests of the Company or any Group Company, including if she is found guilty of any criminal offence punishable by imprisonment (whether or not such sentence is actually imposed); or

(f)	if she has an order made against her disqualifying her from acting as a company director; or

(g)	if she becomes of unsound mind; or

(h)
if the Executive is found guilty of a serious breach of the rules or regulations as amended from time to time of the U.K. Listing Authority (including the Model Code for transactions in securities by directors), or any other regulatory authority relevant to the Company or any Group Company or any code of practice issued by the Company or any Group Company (as amended from time to time).

17.2	Company’s right to proceed
While the Company will endeavour to deal fairly with allegations against the Executive, it reserves the right to proceed under Clause 17.1 without prior notice and without holding a hearing or inviting any representations from the Executive.

17.3	Termination on resignation as director
If the Executive resigns as a director of the Company or any Group Company (otherwise than at the request of the Company), she shall be deemed to have terminated the Employment with effect from the date of her resignation and the Employment shall terminate at that time, unless the Company agrees with the Executive that the Employment should continue, in which case the Employment may be subject to any terms and conditions stipulated by the Company in its absolute discretion.

17.4	No damages or payment in lieu of notice
In the event of the Employment being terminated pursuant to Clause 17.1 or 17.3, the Executive shall not be entitled to receive any payment in lieu of notice nor make any claim against the

Company or any Group Company for damages for loss of office or termination of the Employment. Regardless of this, the termination shall be without prejudice to the continuing obligations of the Executive under this Agreement.

18.	EVENTS UPON TERMINATION

18.1	Obligations upon termination
Immediately upon the termination of the Employment howsoever arising or immediately at the request of the Board at any time after either the Company or the Executive has served notice of termination of the Employment, the Executive shall:

(a)
deliver to the Company all Works, materials within the scope of Clause 15.2 and all other materials and property including credit or charge cards, mobile telephone, computer equipment, disks and software, passwords, encryption keys or the like, keys, security pass, letters, stationery, documents, files, films, records, reports, plans and papers (in whatever format including electronic) and all copies thereof used in or relating to the business of the Company or the Group which are in the possession of or under the control of the Executive;

(b)
resign (without claim for compensation) as a director and from all other offices held by her in the Company or any Group Company or otherwise by virtue of the Employment. For the avoidance of doubt, such resignations shall be without prejudice to any claims the Executive may have against the Company or any Group Company arising out of the termination of the Employment; and

(c)	transfer without payment, to the Company, or as the Company may direct, any shares or other securities held by the Executive as nominee or trustee for the Company or any Group Company;
and should the Executive fail to do so the Company is hereby irrevocably authorised to appoint some person to sign any documents and/or do all things in her name and on her behalf necessary to give effect thereto,

18.2	Share Incentives
On termination of the Employment, the Executive’s rights with respect to Share Incentives granted to the Executive during the Employment shall be governed by the terms of the LivaNova Plc 2015 Incentive Award Plan and the underlying award agreement for each such Share Incentive.

19.	RESTRICTIONS AFTER TERMINATION

19.1	Definitions
Since the Executive is likely to obtain Confidential Information in the course of the Employment and personal knowledge of and influence over suppliers, customers, clients and employees of the Company and Group Companies, the Executive hereby agrees with the Company that in addition to the other terms of this Agreement and without prejudice to the other restrictions imposed upon her by law, she will be bound by the covenants and undertakings contained in Clauses 19.2 to 19.5. In this Clause 19, unless the context otherwise requires:

“Customer”
means any person to which the Company distributed, sold or supplied Restricted Products or Restricted Services during the Relevant Period and with which, during that period either the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding therefrom, any division, branch or office of such person with which the Executive and/or any such employee had no dealings during that period;

“Prospective Customer”
means any person with which the Company had discussions during the Relevant Period regarding the possible distribution, sale or supply of Restricted Products or Restricted Services and with which during such period the Executive, or any employee who was under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment, but always excluding therefrom any division, branch or office of that person with which the Executive and/or any such employee had no dealings during that period;

“Relevant Period”	means: (i) where the Employment is continuing, the period of the Employment; and (ii) where the Employment has terminated, the period of twelve months immediately preceding the Termination Date;
“Restricted Area”	means: (a) the United Kingdom; and (b) any other country in the world where, on the Termination Date, the Company dealt in Restricted Products or Restricted Services;
“Restricted Employee”
means any person who was a director, employee or consultant of the Company at any time within the Relevant Period who by reason of that position and in particular her seniority and expertise or knowledge of Confidential Information or knowledge of or influence over the clients, customers or contacts of the Company is likely to cause damage to the Company if she were to leave the employment of the Company and become employed by a competitor of the Company;

“Restricted Period”	means the period commencing on the Termination Date and, subject to the terms of Clause 19.4, continuing for twelve months;
“Restricted Products”
means any product, device, equipment or machinery researched into, developed, manufactured, supplied, marketed, distributed or sold by the Company and with which the duties of the Executive were materially concerned or for which she was responsible during the Relevant Period, or any products, equipment or machinery of the same type or materially similar to those products, equipment or machinery;

“Restricted Services”
means any services (including but not limited to technical and product support, technical advice and customer services) researched into, developed or supplied by the Company and with which the duties of the Executive were materially concerned or for which she was responsible during the Relevant Period, or any services of the same type or materially similar to those services;

“Supplier”
means any supplier, agent, distributor or other person who, during the Relevant Period was in the habit of dealing with the Company and with which, during that period, the Executive, or any employee under the direct or indirect supervision of the Executive, had material dealings in the course of the Employment.

19.2	Restrictive covenants

Both during the Employment and during the Restricted Period, the Executive will not, without the prior written consent of the Company (such consent not to be unreasonably withheld), whether by herself, through her employees or agents or otherwise and whether on her own behalf or on behalf of any person, directly or indirectly:

(a)	so as to compete with the Company, solicit business from or canvas any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(b)	so as to compete with the Company, accept orders from, act for or have any business dealings with, any Customer or Prospective Customer in respect of Restricted Products or Restricted Services;

(c)
within the Restricted Area, be employed or engaged or at all interested (except as a Minority Holder) in that part of a business or person which is involved in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services, if the business or person is or seeks to be in competition with the Company. For the purposes of this sub-Clause, acts done by the Executive outside the Restricted Area shall nonetheless be deemed to be done within the Restricted Area where their primary purpose is to distribute, sell, supply or otherwise deal with Restricted Products or Restricted Services in the Restricted Area;

(d)
solicit or induce or endeavour to solicit or induce any person who was a Restricted Employee (and with whom the Executive had dealings during the Relevant Period) to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract;

(e)
employ or otherwise engage any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services if that business is, or seeks to be, in competition with the Company; or

(f)	solicit or induce or endeavour to solicit or induce any Supplier to cease to deal with the Company and shall not interfere in any way with any relationship between a Supplier and the Company.

19.3	Application of restrictive covenants to other Group Companies
Clause 19.2 shall also apply as though references to the “Company” in Clauses 19.1 and 19.2 include references to each Group Company in relation to which the Executive has in the course of the Employment or by reason of rendering services to or holding office in such Group Company:

(a)	acquired knowledge of its products, services, trade secrets or Confidential Information; or

(b)	had personal dealings with its Customers or Prospective Customers; or

(c)	supervised directly or indirectly employees having personal dealings with its Customers or Prospective Customers;
but so that references to the “Company” shall for this purpose be deemed to be references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 19.3 shall, with respect to each Group Company, constitute a separate and distinct covenant in favour of and for the benefit of each Group Company and which shall be enforceable either by the particular Group Company or by the Company on behalf of the Group Company and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company.

19.4	Effect of suspension on Restricted Period
If the Company exercises its right to suspend the Executive’s duties and powers under Clause 5.3 after notice of termination of the Employment has been given, the aggregate of the period of the suspension and the Restricted Period shall not exceed twelve months and if the aggregate of the two periods would exceed twelve months, the Restricted Period shall be reduced accordingly.

19.5	Further undertakings
The Executive hereby undertakes to the Company that she will not at any time:

(a)
during the Employment or after the Termination Date engage in any trade or business or be associated with any person engaged in any trade or business using any trading names used by the Company or any Group Company including the name(s) or incorporating the word(s) “LivaNova”, “Cyberonics” or “Sorin”;

(b)	after the Termination Date make any public statement in relation to the Company or any Group Company or any of their officers or employees; or

(c)
after the Termination Date represent or otherwise indicate any association or connection with the Company or any Group Company or for the purpose of carrying on or retaining any business represent or otherwise indicate any past association with the Company or any Group Company.

19.6	Severance
The restrictions in this Clause 19 (on which the Executive has had the opportunity to take independent advice, as the Executive hereby acknowledges) are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances. It is agreed that if any such restrictions, by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or a Group Company but would be adjudged reasonable if some part of it were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and enforceable.

20.	RECONSTRUCTION AND AMALGAMATIONS
If the Company undergoes any process of reconstruction or amalgamation (whether or not involving the liquidation of the Company) and the Executive is offered employment by the successor or proposed successor to the Company or any Group Companies on terms which as a whole are no less favourable than those under this Agreement whether as to duties, responsibilities, remuneration or otherwise and the Executive does not accept the offer within one month of it being made, then the Executive shall have no claim against the Company or the successor to the Company in respect of termination of this Agreement and the Employment.

21.	DISCIPLINARY AND GRIEVANCE PROCEDURE

21.1	Disciplinary procedures and grievance procedures

21.1.1
Any disciplinary action taken in connection with the Employment will usually be taken in accordance with the Company’s normal disciplinary procedures (which are workplace rules and not contractually binding) a copy of which is available from Human Resources.

21.1.2
If the Executive wishes to obtain redress of any grievance relating to the Employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Company, she should follow the procedures set out in the Company’s grievance policy, a copy of which is available from Human Resources.

22.	GENERAL

22.1	Provisions which survive termination
Any provision of this Agreement which is expressed or intended to have effect on, or to continue in force after, the termination of this Agreement shall have such effect, or, as the case may be, continue in force, after such termination.

22.2	No collective agreements
There are no collective agreements that directly affect the terms and conditions of the Employment.

23.	DATA PROTECTION AND PRIVACY

23.1	Data Protection
The Executive acknowledges and agrees that the Company is permitted to hold personal information (including sensitive personal data) about the Executive as part of its personnel and other business records and may use such information in the course of the Company’s or the Group’s business. The Executive agrees that the Company may disclose such information to third parties in the event that such disclosure is in the Company’s view required for the proper conduct of the Company’s business or that of any Group Company. This Clause 23.1 applies to information held, used or disclosed in any medium.

23.2	Privacy
All communications, whether by telephone, email, fax, or any other means, which are transmitted, undertaken or received using the Company’s IT or communications systems (“Company Systems”) or on Company premises will be treated by the Company as work related. The Company Systems are provided for work use only. The Company may intercept, record and monitor all communications made by the Executive and her use of the Company Systems, without further notice. The Executive should not regard any communications or use as being private.

24.	AMENDMENTS, WAIVERS AND REMEDIES

24.1	Amendments
No amendment or variation of this Agreement or any of the documents referred to in it (other than an alteration in the Basic Salary) shall be effective unless it is in writing and signed by or on behalf of each of the parties.

24.2	Waivers and remedies cumulative

24.2.1	The rights of each party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

24.2.2	Delay in exercising or non-exercise of any right is not a waiver of that right.

24.2.3	Any right of rescission conferred upon the Company by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

25.	ENTIRE AGREEMENT

25.1.1
This Agreement and the documents referred to in it constitute the entire agreement and understanding of the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between the parties, whether written or oral, relating to the subject matter of this Agreement.

25.1.2
Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

25.1.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this Agreement.

25.1.4	Nothing in this Clause shall limit or exclude any liability for fraud.

26.	NO OUTSTANDING CLAIMS
The Executive hereby acknowledges that she has no outstanding claims of any kind against the Company or any Group Company (other than in respect of remuneration and expenses due to the date of this Agreement but not yet paid).

27.	SEVERANCE
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provisions of this Agreement; or

(b)	the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

28.	NOTICE

28.1	Notices and deemed receipt
Any notice hereunder shall be given by either party to the other either personally to the Executive or the Company Secretary (as appropriate) or sent in the case of the Company, to its registered office for the time being and, in the case of the Executive, to her address last known to the Company. Any such notice shall be in writing and shall be given by letter delivered by hand or sent by first class prepaid recorded delivery or registered post or by facsimile transmission. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of fax or email, at the time of transmission;
provided that if deemed receipt occurs before 9am on a business day the notice shall be deemed to have been received at 9:00 am on that day and if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice shall be deemed to have been received at 9:00 am on the next business day. For the purpose of this Clause, “business day” means any day which is not a Saturday, a Sunday or a public holiday in the place at or to which the notice is left or sent.

29.	GOVERNING LAW AND JURISDICTION

29.1	Governing law
This Agreement is governed by and to be construed in accordance with English law.

29.2	Jurisdiction
Each party hereby submits to the exclusive jurisdiction of the English courts as regards any claim, dispute or matter arising out of or in connection with this Agreement and its implementation and effect.

IN WITNESS of which this Agreement has been executed and delivered as a deed on the first date written above.

EXECUTED as a Deed	_________________________________

by LIVANOVA PLC	Damien McDonald
acting by Damien McDonald,
Chief Executive Officer,
and a Witness
_________________________________
Witness

Full Name:	_________________________________

Address:	_________________________________
_________________________________
_________________________________

EXECUTED as a Deed

By TRUI HEBBELINCK	_________________________________
in the presence of:

Witness’s

Signature:	_________________________________

Full Name:	_________________________________

Address:	_________________________________
_________________________________
_________________________________